Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2017, in this Registration Statement (Form S-4) and related Prospectus of PetroQuest Energy, Inc. for the registration of $14,177,000 of 10% Second Lien Senior Secured Notes due 2021 and $275,045,768 of 10% Second Lien Senior Secured PIK Notes due 2021.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 17, 2017